Columbia Funds Series Trust II (f/k/a Banc of America Funds Trust) - Annual N-SAR report for the period ending 10/31/09

Columbia Retirement 2005 Portfolio (f/k/a Banc of America
  Retirement 2005 Portfolio)
Columbia Retirement 2010 Portfolio (f/k/a Banc of America
  Retirement 2010 Portfolio)
Columbia Retirement 2015 Portfolio (f/k/a Banc of America
  Retirement 2015 Portfolio)
Columbia Retirement 2020 Portfolio (f/k/a Banc of America
  Retirement 2020 Portfolio)
Columbia Retirement 2025 Portfolio (f/k/a Banc of America
  Retirement 2025 Portfolio)
Columbia Retirement 2030 Portfolio (f/k/a Banc of America
  Retirement 2030 Portfolio)
Columbia Retirement 2035 Portfolio (f/k/a Banc of America
  Retirement 2035 Portfolio)
Columbia Retirement 2040 Portfolio (f/k/a Banc of America
  Retirement 2040 Portfolio)
(the "Portfolios")


77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust II:

In planning and performing our audits of the financial statements of Columbia Retirement 2005 Portfolio, Columbia Retirement 2010 Portfolio, Columbia Retirement 2015 Portfolio, Columbia Retirement 2020 Portfolio, Columbia Retirement 2025 Portfolio, Columbia Retirement 2030 Portfolio, Columbia Retirement 2035 Portfolio, and Columbia Retirement 2040 Portfolio (each fund a series of Columbia Funds Series Trust II and hereafter referred to as the "Funds") as of and for the period ended October 31, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/PricewaterhouseCoopers LLP

December 18, 2009


Item 77E - Legal Proceedings:

Columbia Nations Funds

As of December 2009

Columbia Retirement Portfolios are not parties to any regulatory proceedings or litigation.

Columbia Management Advisors, LLC and Columbia Management
Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated
February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures.
The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008 and the distribution earmarked for the Columbia Funds and their shareholders has been substantially completed.

Civil Litigation
In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


Item 77D/77Q1(b) Policies with respect to security investments
On August 24, 2009, a Form Type 497, Accession
No. 0001193125-09-180436, which included a supplement to the prospectuses with respect to the Portfolios, each a series of Columbia Funds Series Trust II, was filed with the SEC.

The supplement to the prospectuses included, among other things, a revision to the Principal Investment Strategies, as outlined below:

Under normal circumstances, each Portfolio invests most of its assets in Class Z shares of mutual funds managed by the Advisor or its affiliates (Columbia Funds), exchange traded funds (ETFs) and third party-advised funds (collectively, Underlying Funds), equity and fixed income securities, including Treasury Inflation Protected Securities
(TIPS), and other instruments such as commodity-related and other derivatives.

The Advisor uses asset allocation as its principal investment approach and:

allocates each Portfolio's assets among asset class categories within the target asset allocations set for the Portfolio, based on the Portfolio's investment objective and historical and projected returns for each asset class.

chooses individual Columbia Funds within each asset class category and the amount that will be allocated to each Columbia Fund, based on each Columbia Fund's historical returns and expected performance.

may choose third party-advised Underlying Funds if a Columbia Fund within the desired asset class category is not available.

may choose equity and fixed income securities, including TIPS, and other instruments such as derivatives.

reviews the asset allocations at least monthly, and may change these allocations when the Advisor believes it is appropriate to do so.

Each Portfolio's asset allocation gradually will become relatively more conservative as time passes, both leading up to and particularly after its Retirement Year. This reflects a strategy that focuses primarily on capital appreciation, consistent with a reasonable amount of risk, during an investor's pre-retirement and early retirement years, and primarily on capital preservation thereafter.

The Advisor may depart from the allocations to the asset and sub-asset classes embedded in the glide path by overweighting and underweighting those allocations based on the Advisor's evaluation of market conditions. The Advisor intends to review the glide path at least annually and may adjust the glide path or change its asset and sub-asset classes at any time. The Advisor can substitute or add Underlying Funds and types of securities and instruments in which each Portfolio invests, or the asset categories, at any time, including by adding Underlying Funds introduced after the date of this prospectus. After its Retirement Year, each Portfolio will tend to have a declining exposure to equity securities and related instruments and Underlying Funds that invest primarily in equity securities and related instruments and an increasing exposure to fixed income securities and related instruments and Underlying Funds that invest in fixed income securities and related instruments, until fifteen years after the Retirement Year. After that time, each Portfolio will have a fairly static allocation. The Board of Trustees of the Portfolios has the authority to combine Portfolios once they have reached this static phase, without obtaining shareholder approval.

Because the investment results of the Underlying Funds and instruments will vary, the actual allocation to each asset class, sub-asset class, Underlying Fund or instruments as of any given date may vary from the allocations in the glide path and the Advisor's overweighting and underweighting allocations. The Advisor monitors each Portfolio's percentage allocations to the Underlying Funds and instruments and will rebalance the Portfolios' allocation to each asset class, sub-asset class, Underlying Fund or instrument when the Advisor determines it to be appropriate.

The Advisor will include the total value of an investment in an Underlying Fund that has a principal strategy of investing in securities or instruments of a sub-asset class when calculating percentage allocations to that sub-asset class even if the Underlying Fund also invests in securities or instruments other than in the sub-asset class.

The Advisor may sell investments to adjust the allocation of a Portfolio's assets; if the Advisor believes that an investment is no longer a suitable investment, or that other investments are more attractive; to meet redemption requests; or for other reasons. When selling shares to meet redemption requests, the Advisor normally will, to the extent feasible, sell a proportionate amount of the shares a Portfolio owns in each Underlying Fund and instrument.


Item 77Q1(a)
CERTIFICATE OF AMENDMENT
TO

CERTIFICATE OF TRUST

BANC OF AMERICA FUNDS TRUST
BANC OF AMERICA FUNDS TRUST (the "Trust" or "Fund Company"), a trust organized and existing under and by virtue of Section 3810 of the Delaware Statutory Trust Act,

DOES HEREBY CERTIFY:

FIRST: That the Board of Trustees of the Trust, at a meeting duly held on February 25, 2009, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Trust of the
Trust:

RESOLVED, that the name "Banc of America Funds Trust" be changed to "Columbia Funds Series Trust II"; and

FURTHER RESOLVED, that the Officers of the Fund
Company be, and each hereby is, authorized and directed to take such additional actions, including filing a Certificate of Amendment with the Delaware Secretary of State and filing any necessary documents with the SEC, and to execute and deliver on behalf of the Fund Company such other documents or instruments as they deem appropriate or advisable in furtherance of the matters contemplated by the above resolutions.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 3810(b)(1) of the Delaware Statutory Trust Act.

THIRD: That the undersigned person is a Trustee of the Trust.

FOURTH: That this Certificate of Amendment to the Certificate of Trust for the Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

IN THE WITNESS WHEREOF, said Trustees of the Trust have caused this Certificate of Amendment to be executed by William Carmichael, Trustee of the Trust, as of the 15th day of May, 2009.



 /s/ William Carmichael
William Carmichael
Trustee


FIRST AMENDMENT TO

THE AMENDED AND RESTATED DECLARATION OF TRUST

OF

BANC OF AMERICA FUNDS TRUST


      The Trustees of the Banc of America Funds Trust (the "Trust") hereby make and enter into as of this 18th day of May, 2009, this First Amendment to the Amended and Restated Declaration of Trust of the Trust.

      The Amended and Restated Declaration of Trust is hereby amended as follows:

All references to Banc of America Funds Trust are hereby deleted and replaced with references to Columbia Funds Series Trust II.

      IN WITNESS WHEREOF, the undersigned, being Trustees of the Trust, have executed this First Amendment to the Amended and Restated
Declaration of Trust as of the date first written above.

/s/ William P. Carmichael
William P. Carmichael
Chairman of the Board of Trustees


/s/ Edward J. Boudreau, Jr.
Edward J. Boudreau, Jr., Trustee


/s/ William A. Hawkins
William A. Hawkins, Trustee


/s/ R. Glenn Hilliard
R. Glenn Hilliard, Trustee


/s/ John J. Nagorniak
John J. Nagorniak, Trustee


/s/ Anthony M. Santomero
Anthony M. Santomero, Trustee


/s/ Minor M. Shaw
Minor M. Shaw, Trustee